Exhibit 23.1.1



                  INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-40859 on Form S-8 of our report dated March 17, 1998 (which includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-KSB of Newriders, Inc. for the year ended December 31, 1997.

/s/ Deloitte & Touche LLP

Costa Mesa, California
April 7, 1998